UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of Earliest Event Reported):	Commission File Number:
January 8, 2013	0-17449

___________________________

PROCYON CORPORATION

(Exact name of Registrant as specified in its charter)

Colorado	59-3280822
(State of incorporation)	(I.R.S. Employer Identification Number)

1300 S. HIGHLAND

CLEARWATER, FL 33756

(727) 447-2998

(Address of principal executive

offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2013, the Board of Directors of Procyon Corporation (the “Company”) unanimously voted to increase the number of directors to seven. In addition, the Board of Directors unanimously voted to fill the new vacancy on the Board with the appointment of Joseph R. Treshler, a resident of Clearwater, Florida.

Mr. Treshler serves at the Vice President of Business Management & Development of Covanta Energy Corporation, and is responsible for Covanta’s asset management, business development, project implementation, client community relations, community affairs and Clean World Initiative efforts in Florida. Mr. Treshler joined Covanta Energy Corporation in 1985 as the Project Manager for the implementation of the Hillsborough County, Florida Resource Recovery Facility. Over the past 28 years he has served in a wide variety of roles for Covanta related to the development and implementation of many of its Energy from Waste (EfW) facilities, including coordination of competitive bid preparation, project agreement negotiation, government, public and media relations, client relations, operation and maintenance and construction contract negotiation, project permitting, financing and business management, project and construction management as well as past oversight and management of Covanta’s Secure Services program. For the last three years Mr. Treshler has also served as the Business Manager for four of Covanta’s five Florida-based Special Purpose EfW operating subsidiaries, which together generate combined annual revenue of over $70 million. In his role as the Business Manager for these operating subsidiaries, Mr. Treshler oversees the daily management decisions and is directly involved in the annual budgeting the monthly forecasting process.

Mr. Treshler earned his B.S. degree in Chemical Engineering in 1974 from Iowa State University of Science and Technology. He is a Professional Engineer registered to practice in the State of Florida.

Mr. Treshler was appointed by the Company’s Board of Directors to serve on the Audit Committee on January 8, 2013 and to serve on the Ethics Committee on June 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2013.	Procyon Corporation
By: /s/ Regina W. Anderson
Regina W. Anderson,
Chief Executive Officer